Exhibit 99.1

August 7, 2024

Dear Stockholder:

Thank you for your investment in Strategic Storage Trust VI, Inc. (“SST VI”). I wanted to take this opportunity to update you on (i) the calculation of our estimated net asset value per share; (ii) changes to our offering and distribution reinvestment plan share prices; and (iii) changes to the redemption price under our share redemption program.

Calculation of Estimated Net Asset Value Per Share

On August 7, 2024, the board of directors of SST VI (the “Board”) approved an estimated net asset value per share for all of our shares of common stock of $10.00 based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2024. We are providing this estimated net asset value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued in April 2013 (the “IPA Guidelines”).

Below is a summary of certain information relating to our estimated net asset value per share:

•
The Nominating and Corporate Governance Committee (the “Committee”) of the Board, composed of our two independent directors, was responsible for the oversight of the entire valuation process.
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The Committee approved the engagement of Kroll, LLC (“Kroll”), an independent third party real estate valuation and advisory firm, to provide a calculation of a range of the estimated net asset value per share of all of our shares of common stock as of March 31, 2024.
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After considering all information provided, and based on the Committee’s extensive knowledge of our assets and liabilities, the Committee concluded that the range in estimated net asset value per share of $7.45 to $11.00, with an approximate mid-range value per share of $9.44, as indicated in the valuation report provided by Kroll (the “Valuation Report”) was reasonable and recommended to the Board that it adopt $10.00 as the estimated net asset value per share for our shares of common stock, which estimated net asset value per share is slightly above the approximate mid-range value per share provided in the Valuation Report. The Board unanimously agreed upon the estimated net asset value per share of $10.00(1) recommended by the Committee, which determination is ultimately and solely the responsibility of the Board. The Board made this determination based upon its assessment of our portfolio, the growth remaining in various properties, and the estimated range of values provided in the Valuation Report.
•
We acquired the Real Estate Facilities for an aggregate purchase price of approximately $513.0 million (Canadian properties are translated based on the foreign exchange rate in effect as of March 31, 2024). As of March 31, 2024, the total appraised value of the Real Estate Facilities as calculated by the Company with respect to an Estimated Per Share NAV of $10.00, which is based on the valuation provided by Kroll, is approximately $600.7 million (Canadian properties are translated based on the foreign exchange rate in effect as of March 31, 2024). This represents an approximate 17.1% increase in the total value of the Real Estate Facilities over the aggregate purchase price.

Change in Share Offering Prices

In connection with the determination of the estimated net asset value per share, the Board determined new per share offering prices for the Class Y shares and Class Z shares sold in our public offering. The new Class Y share offering price is $10.00 per share, and the new Class Z share offering price is $10.00 per share, each of which took effect on August 7, 2024.

Change in Pricing of Our Distribution Reinvestment Plan

In connection with the determination of the estimated net asset value per share, the price per share for our distribution reinvestment plan was changed to $10.00 per share, which price change will be effective for distribution payments being paid beginning in August 2024.

Change in Redemption Price Under Our Share Redemption Program

In connection with the determination of the estimated net asset value per share, the redemption price per Class A share, Class T share, Class W share, Class Y share, and Class Z share redeemed pursuant to our share redemption program will be 93% of $10.00 per share. Such change will be effective beginning with redemption requests submitted during the third quarter of 2024, which will be redeemed at the end of October 2024. For the Class P shares, the redemption price per share will continue to depend on the length of time such shares have been held, as described further in our prospectus dated November 1, 2023.

Please see the Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 7, 2024 for a detailed description of the methodology and key assumptions used to determine the estimated net asset value per share and the limitations of the estimated net asset value per share.

Should you have any questions or need further information please feel free to contact our investor relations team at (833) 404-4110.

Sincerely,

/s/H. Michael Schwartz

H. Michael Schwartz

Chief Executive Officer

(1)
With respect to the estimated net asset value per share, we can give no assurance that: you would be able to resell your shares at this estimated value; you would ultimately realize distributions per share equal to our estimated net asset value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company; our shares of common stock would trade at the estimated net asset value per share on a national securities exchange; another independent third-party appraiser or other third-party valuation firm would agree with our estimated net asset value per share; or the methodology used to estimate our net asset value per share will be in compliance with any future regulatory rules or ERISA reporting requirements.